UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 10, 2011

Tree.com, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-34063	26-2414818
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11115 Rushmore Drive, Charlotte, NC	28277
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (704) 541-5351

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.  Costs Associated with Exit or Disposal Activities

On March 10, 2011, management of Tree.com, Inc. (the “Company”) made the decision and finalized a plan to close all of the field offices of the proprietary full service real estate brokerage business known as RealEstate.com, REALTORS®.  Upon reviewing the financial results for the first two months of 2011, we believe that the difficult mortgage and real estate market conditions are too weak to support our brick-and-mortar real estate brokerage business at this time.  As such, relieving the Company of the burden of these field offices is in our best interests.  The field offices operated in 15 U.S. markets as of February 28, 2011, and the Company plans to exit all markets by March 31, 2011.  The Company will continue to operate the online lead generation network that connects consumers with third party real estate brokerages around the country.

The operations, cash flows and financial position of RealEstate.com, REALTORS® have been negatively impacted by the continued deterioration in the housing market in 2010 and early 2011.  While nationwide sales of existing homes have risen in recent months, most of the increase is due to a rise in foreclosure sales and distressed transactions.  Overall home prices continued to decline during 2010, and most economic forecasts indicate that conditions are unlikely to improve significantly in 2011.  Falling home prices also make it more difficult to make accurate home value appraisals, and lenders typically require higher down payments and higher credit scores, which could further restrict the pool of prospective homebuyers.

The Company anticipates that it will incur restructuring charges of approximately $1.6 million in the first quarter of 2011 related to closing the field offices of RealEstate.com, REALTORS®, and that actions related to this plan will be substantially completed by the end of the first quarter of 2011.  The expected restructuring charge will include approximately $0.1 million for remaining rent obligations, net of expected sublease income, which will be paid through the second quarter of 2013, approximately $1.0 million related to the write-off of assets that will be taken out of service, and approximately $0.5 million for termination benefits to be paid through the third quarter of 2011.

Item 2.06.  Material Impairments

In connection with the determination to close all of the field offices of RealEstate.com, REALTORS, described in more detail in Item 2.05 above, the Company also anticipates that it will incur impairment charges totaling $13.0 million in the first quarter of 2011 related to goodwill, trademarks and property and equipment within the Real Estate segment. This is a non-cash charge and will not result in a cash expenditure.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 15, 2011

TREE.COM, INC.

	By:	/s/ Christopher R. Hayek
Christopher R. Hayek
Senior Vice President and Chief Accounting Officer